May 13, 2014

Philip Livingston
40 Ridge View Dr.
Basking Ridge, NJ  07920

Dear Philip;

It is with great pleasure that we extend to you this Conditional Offer of Employment for the position of Interim Chief Executive Officer (CEO) effective May 7, 2014.

Your cash and incentive compensation package for this interim position will be as follows:
●	Base Salary: A base salary of $300,000 (annual equivalent), which is delivered in bi-weekly pay periods. Performance expectations will be set by the Board of Directors and the Compensation Committee.

●
Equity Grant: The Compensation Committee has approved an initial $100,000 grant of shares of the company’s Common Stock.  The number of shares to be issued will equal $100,000 divided by the closing price of the Common Stock on Nasdaq on May 13, 2014, the date the award was approved by the Compensation Committee. The terms of the award will be set forth in applicable agreements.  The vesting of these shares shall be as follows:

50% of the total equity grant value on the day of grant (e.g., immediate vesting); and
50% of the total equity grant value on December 31, 2014

You will be eligible to participate in our comprehensive benefits package that is generally available to all employees starting on the first of the month following completion of 30 days of employment.  This package includes medical, vision, dental, life and disability insurance.  If you have any questions regarding these programs feel free to contact Human Resources. You will not participate in the company’s annual cash bonus programs or any other management compensation programs or plans or receive any additional equity awards or incentive compensation, unless otherwise determined by the Compensation Committee in its sole discretion.

It is our understanding that you will not be relocating from your residence in New Jersey at this time.  As we have discussed, you will spend the primary portion of your work time in Spokane, with the expectation of a return trip to NJ, on average, once every three weeks for an extended weekend.  The company will pay for those trips according to its Travel and Expense Policy throughout the duration of the interim period.

Additionally, to support your Spokane-based work assignment, you will be provided with business expense coverage during the interim period of:

●	Hotel or leased apartment rental allowance of up to $2,000;
●	Meal expense reimbursements per the Company’s Travel & Expense Policy;
●	Use of a company-leased vehicle in Spokane.

Due to the location of this assignment, you may incur certain state tax liabilities, which you may need to consult your income tax advisor about.

This employment offer is conditional upon you satisfying the pre-employment requirements of AGI.  Those requirements include but are not limited to:

●	Successful completion of a background check, drug screening, education and work experience verification and potentially references screening.
●
Cooperating with us in our obligation to examine original documentation verifying that you are lawfully authorized to work in the U.S.  Thus, upon reporting to work, it will be necessary for you to complete and sign Section 1 of Employment Eligibility Verification Form (I-9).  You will also be expected to provide us appropriate supporting documentation upon reporting to work or within three (3) business days from your start date.

●
Signing the required employment acknowledgement documents that will be provided in your on-boarding packet, including your Executive Noncompetition, Nonsolicitation and Confidential Information Agreement.

To accept this offer of employment, please sign where indicated below.  In doing so, you accept employment that is terminable at-will.  Of course, we both hope that our relationship will be a continuing one, but we agree by this letter that your employment is not for a fixed term and your employment is subject to termination by you or the company at any time with or without notice and with or without reasons.  The foregoing represents our entire agreement and understanding regarding termination of your employment.

We greatly look forward to having you join our organization and become a member of our team.  We believe that you will add significant value to the leadership team and we are excited about the positive impact you can have in shaping the direction of the company’s strategy and operations.  Should you have any questions about this offer or starting with the organization, please do not hesitate to contact me directly or Bryan Fix in HR (bryan.fix@ambassadorsgroup.com; 509.979.6574).  A signed copy of this letter will be placed in your personnel file.

Sincerely,

By: /s/: Lisa Rapuano
Chair of the Board of Directors
Ambassadors Group, Inc.

Enclosures:                      Executive Noncompetition, Nonsolicitation and Confidential Information Agreement

Acknowledgement…

In response to this offer of employment (INITIAL ONE ONLY):

___X__ I accept the within offer of employment
_____ I do not accept the within offer of employment

By:/s/ PHILIP B. LIVINGSTON	Date: 5/15/2014
Employee Signature